Exhibit 10.2


* INDICATES A PORTION OF THIS EXHIBIT THAT WAS OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THIS EXHIBIT INCLUDING SUCH OMITTED INFORMATION WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION ON A CONFIDENTIAL BASIS.


                           EXCLUSIVE LICENSE AGREEMENT

                                     BETWEEN

               UNIVERSITY OF LOUISVILLE RESEARCH FOUNDATION, INC.

                                       AND

                          STEM CELL TECHNOLOGIES, INC.

         This exclusive license agreement (the "Agreement") is entered into this 12 day of November 2007 (the "Effective Date") by and between the University of Louisville Research Foundation, Inc. ("ULRF"), a Kentucky 501 (c) 3 non-profit corporation having an office at Med Center Three, 201 E. Jefferson Street, Suite 215, Louisville, KY 40202 as the agent of the University of Louisville ( "UofL") and Stem Cell Technologies, Inc. ("LICENSEE"), a Florida corporation with a principal place of business located at 2109 E. Palm Avenue, Tampa, FL 33605.

                                    RECITALS

1. ULRF was established by UofL to enter into and administer research agreements with external funding sources in order to benefit the public by the transfer of technology from UofL to the private sector for development and commercialization;

2. ULRF owns the exclusive rights in certain Licensed Technology (as defined below) including rights in any patent applications filed on, and patents that issue on, such Licensed Technology;

3. The Inventors are employees of UofL and are obligated to assign all of their right, interest and title in the Licensed Technology to ULRF;

4.       Intentionally Omitted;

5.       Intentionally Omitted;

6. ULRF desires to have the Licensed Technology perfected and marketed at the earliest possible time to insure that products resulting therefrom may be available for public use and benefit;

7. LICENSEE desires to obtain from ULRF certain rights for the commercial development, use and sale of the Licensed Technology, and ULRF is willing to grant such rights;

8. In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency thereof is hereby acknowledged;

         NOW, THEREFORE, ULRF and LICENSEE hereby agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

1.1 Definitions. Unless the context otherwise requires, the capitalized terms used herein shall have the respective meanings specified or referred to in this
Section 1.1, or elsewhere in this Agreement.

                  1.1.1 "Affiliate" shall mean any corporation or other legal entity which directly or indirectly controls, is controlled by, or is under common control with LICENSEE as of the Effective Date of this Agreement. For the purpose of this Agreement, "control" shall mean the direct or indirect ownership of greater than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors, or if not meeting the preceding, any entity owned or controlled by or owning or controlling at the maximum control or ownership right permitted in the country where such entity exists. For clarity, a party's status as an Affiliate of LICENSEE shall terminate if and when such control ceases to exist.

                  1.1.2 "Change of Control" shall mean: (a) the acquisition, either directly or indirectly, by any third party of more than fifty percent (50%) of the voting stock of LICENSEE; (b) any merger or consolidation involving LICENSEE that requires a vote of the stockholders of LICENSEE; or (c) the transfer to any third party of all or substantially all the assets of LICENSEE relating to the subject matter of this Agreement.



                  1.1.3 "Field of Use" shall mean the field for which Licensed Products may be designed, manufactured, used or sold and shall be limited to the following field: all fields, unless further restricted under Section
                           3.3 and excluding education, academic research, teaching and public service.

                  1.1.4 "Net Sales" shall mean the gross sum which is invoiced (and any revenues received but not billed) to customers by LICENSEE or its Affiliates or sublicensees for the use, sale or other transfer of Licensed Products, less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, insurance agents' commissions and amounts allowed or credited due to returns, rebates, discounts and the like (not to exceed the original billing or invoice amount). In the event Licensed Products are put into use or otherwise disposed of, or if sales are made other than by an arms-length transaction, or if LICENSEE or its Affiliates or sublicensees receive consideration other than cash for Licensed Products, then the gross selling price shall not be less than fair market value.

                  1.1.5 "Inventors" shall mean Drs. Mariusz Z. Ratajczak, Magdalenda Kucia, and Janina Ratajczak.

                  1.1.6 "License Year" shall mean a year in which this Agreement is in effect. The first License Year shall begin on the Effective Date of this Agreement and run until December 31 of the same calendar year. Thereafter, each subsequent License Year shall mean each subsequent calendar year, beginning January 1 and ending December 31, provided that the final License Year shall end on the date of expiration or termination of this Agreement.

                  1.1.7 "Licensed Patents" shall mean ULRF's United States patents and patent applications identified in Exhibit A, including any divisions, continuations (but not continuations-in-part), and reissues and extensions thereof, and any foreign counterparts and equivalents thereof.

                  1.1.8 "Licensed Products" shall mean any product or service in the Field of Use (i) that is covered by, or is made by a process covered by, any Valid Claim, (ii) for which the use, manufacture, import or sale would, absent this license, infringe, induce infringement or contribute to infringement of a Valid Claim, or (iii) which is made with, uses or incorporates any Licensed Technology. A Licensed Product may be marketed as a separate single component or may be marketed as a component of a more complex system or apparatus into which it has been incorporated.

                  1.1.9 "Licensed Technology" shall mean collectively the Licensed Patents identified in Exhibit A and any unpatented inventions, discoveries or know-how as further identified in Exhibit B.

                  1.1.10  "Licensed Territory" shall mean the world.

                  1.1.11 "Party" shall mean either LICENSEE or ULRF, and "Parties" shall mean both LICENSEE and ULRF.

                  1.1.12 "Royalty Periods" shall mean the four (4) three month periods during a License Year, the first beginning January 1 and ending March 31, the second beginning April 1 and ending June 30, the third beginning July 1 and ending September 30, the fourth beginning October 1 and ending December 31; provided that the first Royalty Period of this Agreement shall begin on the Effective Date and end December 31 of that same calendar year.

                  1.1.13 "Term" shall mean the term of this Agreement, which shall begin on the Effective Date and continue until the later of: (i) the latest date that a Valid Claim exists; or (ii) twenty (20) years after the Effective Date; or (iii) the date this Agreement is terminated in accordance with the terms hereof.

                  1.1.14  "Valid Claim" shall mean:

                  (a) a claim of an issued patent within the Licensed Patents that has not:

                                    (i) expired or been canceled,

                                    (ii) been finally adjudicated to be invalid
                           or unenforceable by a decision of a court or other appropriate body of competent jurisdiction (and from which no appeal is or can be taken),

                                    (iii) been admitted to be invalid or
                           unenforceable through reissue, disclaimer or otherwise, or

                                    (iv) been abandoned in accordance with or as
                           permitted by the terms of this Agreement or by mutual written agreement; or

                  (b) a claim included in a pending patent application within the Licensed Patents, which claim is being actively prosecuted in accordance with this Agreement and which has not been:

                                    (i) canceled,

                                    (ii) withdrawn from consideration,

                                    (iii) finally determined to be unallowable
                           by the applicable governmental authority (and from which no appeal is or can be taken), or

                                   (iv) abandoned in accordance with or as
                           permitted by the terms of this Agreement or by mutual written agreement.

     1.2 Interpretation. Each definition in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. References to any statutes or regulations mean such statutes or regulations as amended at the time of interpretation and include any successor legislation or regulations. The headings to the Articles and Sections hereof are for convenience of reference and shall not affect the meaning or interpretation of this Agreement. Except as otherwise stated, reference to Articles, Sections, and Exhibits mean the Articles, Sections and Exhibits of this Agreement. Any Exhibits are hereby incorporated by reference into and shall be deemed a part of this Agreement. Unless the context clearly indicates otherwise, the word "including" means "including but not limited to." Any words that are not defined within this Agreement shall have their ordinary dictionary meaning.

                                   ARTICLE 2

                     LICENSE GRANT AND RESERVATION OF RIGHTS
                     ---------------------------------------

     2.1 Exclusive License. Subject to LICENSEE's compliance with the terms and conditions of this Agreement, ULRF hereby grants and LICENSEE hereby accepts an exclusive, worldwide license under the Licensed Technology for the Term to make, have made, develop, use, sell, offer to sell import and export Licensed Products in the Fields of Use throughout the Licensed Territory.

     2.2 Reservation of Rights.

                  2.2.1 ULRF and UofL reserve the right to license and practice the Licensed Technology for noncommercial purposes only, such as education, academic research, teaching, and public service. Any transfer of materials covered under the Licensed Patents shall be accompanied by a material transfer agreement that notifies the recipient of this License. The terms of the material transfer agreement to be used by ULRF for such transfers is attached to this Agreement as Exhibit C; the terms of which may be modified upon mutual agreement of the Parties. Upon request, ULRF will provide LICENSEE with a list of its academic or nonprofit recipients which have executed any such material transfer agreement.

                  2.2.2 The Inventors of the Licensed Technology reserve the right to practice the technology solely as provided in Section 2.2.1 above, for their own noncommercial educational and research purposes.

                  2.2.3 Nothing in this Agreement shall be construed as granting any license, title or any interest, by assumption, implication, estoppel or otherwise, to any patent or other rights not specifically listed as Licensed Technology.

                  2.2.4 LICENSEE understands and agrees that ULRF may publish or otherwise disseminate information concerning the Licensed Technology at any time in accordance with the provisions of confidentiality set forth in
                           Article 11.





                                   ARTICLE 3

                            DUE DILIGENCE BY LICENSEE
                            -------------------------

     3.1 Due Diligence by LICENSEE. LICENSEE represents to ULRF, to induce ULRF to enter into this Agreement for the licensing of Licensed Technology, that LICENSEE will engage in a diligent program as herein set forth exploiting the Licensed Technology with the goal of public utilization resulting therefrom. LICENSEE represents and warrants that it will use reasonable commercial efforts to obtain the expertise necessary to develop the Licensed Technology with the goal of developing the Licensed Products in accordance with the terms of this Agreement. If the Licensed Products are subject to United States regulatory approval prior to marketing, LICENSEE shall use reasonable commercial efforts to market the Licensed Products in the United States within * of receiving regulatory approval to market such Licensed Products, subject to reasonable extension as may be requested by Licensee. Following the first commercial sale of the Licensed Products, LICENSEE shall use reasonable commercial efforts to reasonably fill the market demand for Licensed Products at all times during the Term.

     3.2 Development Records. LICENSEE shall maintain documentation evidencing that LICENSEE (including Affiliates and sublicensees) is pursuing development of Licensed Products as required herein. Such documentation may include, but is not limited to, invoices for studies advancing development of Licensed Products, laboratory notebooks, internal job cost records, and filing made to the Internal Revenue Service to obtain tax credits, if available, for research and development of Licensed Products.

     3.3 Development Plan. Upon execution of this Agreement, LICENSEE shall submit an initial Development Plan outlining work to be completed during the first * of the Research Period (as defined in the Sponsored Research Agreement described in Section 3.6 herein), which shall also serve as the research plan of the Sponsored Research Agreement. Within a reasonable time, but in no event later than * from the commencement of the Research Period, LICENSEE shall provide ULRF with a list of its desired, specific fields of use of the Licensed Technology and the definition of Field of Use set forth in 1.1.3 shall be deemed amended accordingly. In addition, within * from the commencement of the Research Period, LICENSEE will provide ULRF with a draft Development Plan written in the format set forth in Exhibit D for each specific field of use of the Licensed Technology included on the aforementioned list, satisfactory to ULRF, in its reasonable discretion and describing the steps it intends to take which it believes in good faith will result in allowing the inventions of the Licensed Patents to be utilized to provide Licensed Products for sale in the commercial market, which shall further include those steps taken, or to be taken, by Affiliates and sublicensees, as it may have been advised by Affiliates and sublicensees. For each specified field of use included on the aforementioned list for which ULRF does not receive a timely Development Plan from LICENSEE satisfactory to ULRF in its reasonable discretion, ULRF may withdraw that field of use from this Agreement the definition of Field of Use in 1.1.3 shall again be deemed amended to reflect the narrowed fields of use and ULRF may license such use to a third party, subject to prior notice to Licensee and an opportunity to cure as set forth in Section 12.1.1.1. For each new field of use desired by LICENSEE but not included on the list submitted to ULRF by LICENSEE at the end of * from the commencement of the Research Period, LICENSEE may request the addition of the new field(s) of use and its corresponding Development Plan to this Agreement in accordance with Section 13.3 of this Agreement.

     3.4 Development Report. Annually, commencing on January 1, 2009, LICENSEE shall provide ULRF with a written Development Report in order to keep ULRF informed of its progress. Such report shall contain substantially the information set forth in Exhibit E, including any relevant considerations involving any Affiliates and sublicensees as well as any necessary adjustments to the Development Plan. ULRF's review of LICENSEE's Development Report is solely to verify the existence of LICENSEE's commitment to the development activity and to assure compliance with LICENSEE's obligations to utilize the Licensed Technology to commercialize the Licensed Products for the marketplace, as set forth above.

     3.5 Auditing and Review of Development Records. ULRF reserves the right to audit LICENSEE's records relating to the development of Licensed Products as required hereunder. Such requirements for LICENSEE's record keeping and ULRF's audit thereof shall be subject to the same procedures and restrictions set forth for audit of financial records of LICENSEE in Section 5.7.

     3.6 Sponsored Research; Collection Center Agreement. LICENSEE recognizes the expertise of the Inventors in the Licensed Technology. ULRF and LICENSEE acknowledge that ULRF and NeoStem, Inc. ("NeoStem") shall execute a Sponsored Research Agreement ("SRA") which will serve as a basis for LICENSEE's diligence obligations hereunder. Furthermore, NeoStem and ULRF intend to enter into a collection center agreement soon after the execution of this Agreement, including making all filings and receiving all necessary approvals with respect to an investigational new drug application and institutional review board for the collection of stem cells as contemplated in the collection center agreement.

     3.7 Conversion of License. If LICENSEE fails to perform in any material respect its obligations specified in Article 3, then ULRF shall have the right and option to either terminate this Agreement as provided in Section 12.1.1.1 or convert LICENSEE's exclusive license to a non-exclusive license, subject to the non-binding mediation and dispute resolution procedures provided in Section 13.10, subject to prior notice to Licensee and an opportunity to cure as set forth in Section 12.1.1.1.


                                   ARTICLE 4

                            SUBLICENSING BY LICENSEE
                            ------------------------

     4.1 Sublicenses. LICENSEE may not grant any sublicenses without the prior written approval of ULRF which shall not be unreasonably witheld, unless the following conditions are met: LICENSEE provides thirty (30) days advance written notice to ULRF; LICENSEE has used good faith efforts to assure itself of the integrity and financial responsibility of the sublicensee; the sublicensee has received and executed a license agreement binding it to all of the obligations, terms and conditions that obligate, bind or affect LICENSEE under this Agreement to the extent that such obligations, terms and conditions are relevant given the nature of the right to be granted by LICENSEE to the sublicensee; LICENSEE remits to ULRF all royalties that become payable, under Sections 5.3 and 5.4; and sublicensee is a publicly traded company, or if not a publicly traded company, has annual sales exceeding One Million Dollars ($1,000,000). LICENSEE agrees to provide ULRF with (i) the identity of any proposed sublicensee, and
(ii) a true, correct and complete copy of the terms of any proposed sublicense at the time that LICENSEE seeks approval or provides notice. In the event that the original license with ULRF is terminated, all sublicenses would survive termination of the original license, and ULRF shall have the option to convert sublicenses to nonexclusive licenses.

                                   ARTICLE 5

                                  CONSIDERATION
                                  -------------

     5.1 License Issue Fee. LICENSEE shall pay to ULRF a non-creditable, non-refundable License Issue Fee of * . Said License Issue Fee shall be payable by LICENSEE to ULRF upon the commencement of the Research Period as described in
Section 3.3.

     5.2 License Maintenance Fee. LICENSEE shall pay ULRF a License Maintenance Fee of * due by January 31 of each calendar year upon issuance of the Licensed Patent in the United States. This annual maintenance fee payment will be nonrefundable and will not be creditable against any other payments due to ULRF under this Agreement.

     5.3 Earned Royalty.

                  5.3.1 For any use or sale of Licensed Products, including the Licensed Products used and/or sold in connection with quantitating VSEL Stem Cells, LICENSEE shall pay to ULRF a royalty of * of Net Sales. Royalties due under this Section 5.3 shall be payable on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration or termination of this Agreement. Royalties shall accrue when the Licensed Product is invoiced, or if not invoiced, when delivered to a third party. For purposes of clarity, ULRF is not entitled to a royalty payment on NeoStem's current collection and processing services.

                  5.3.2 Stacking. In the event during any Royalty Period, LICENSEE's total combined royalty burden for Licensed Patents and Enabling Technology (the "Total Royalty Stack") exceeds * of Net Sales (the "Royalty Stack Cap") the Earned Royalty payable by LICENSEE to ULRF for that Royalty Period shall be reduced such that for every * paid for Enabling Technology, * may be deducted from Earned Royalties owed to ULRF; provided however, that under no circumstance shall the Earned Royalty be less than * . For purposes of this Section 5.3.2, "Enabling Technology" means any and all additional third party licenses and rights which are required by LICENSEE for the practice of Licensed Patents or the manufacture of Licensed Products hereunder.

     5.4 Sublicensing Consideration. In the event a sublicense is granted by LICENSEE hereunder, LICENSEE shall pay to ULRF * of all consideration (other than on Net Sales owed under Section 5.3) received by LICENSEE from the sublicensing of any rights granted under Section 2.1 of the Agreement. Such amounts shall be paid along with the earned royalties under Section 5.3.

     5.5 Milestone Payments. For the specific fields of use identified on the list due to ULRF by LICENSEE at the end of * from the commencement of the Research Period as described in Section 3.3, LICENSEE shall pay to ULRF the following milestone payments within thirty days of the event set forth below:

  o        *

  o        *

  o        *

     5.6 Royalty Payment and Report. Within thirty (30) days after the end of each Royalty Period, commencing with the date of the first commercial sale of Licensed Products including the Licensed Products used and/or sold in connection with quantitating VSEL Stem Cells, LICENSEE shall provide to ULRF a written report (even if there are no sales) detailing LICENSEE's (and each Affiliate's and sublicensee's) sales activities during such Royalty Period. Each report shall contain the information specified in the form attached hereto as Exhibit
F. Concurrent with the making of each such report, LICENSEE shall include payment due ULRF of royalties for the Royalty Period covered by such report. If no payment is due for any such period, LICENSEE shall so state.

     5.7 Accounting. LICENSEE shall keep and maintain records for a period of six (6) years from the date of creation, which show the manufacture, sale, lease, use, and other disposition of Licensed Products sold or otherwise disposed of under the licenses herein granted. Such records will include general ledger records showing cash receipts and expenses, and records which include production records, customers, and related information, in sufficient detail to enable the royalties payable hereunder by LICENSEE to be determined. LICENSEE will permit an independent certified public accountant as well as an internal ULRF auditor to have reasonable access annually upon reasonable notice and within six (6) months after termination of this Agreement, to audit, during ordinary business hours, such records as may be necessary to verify or determine royalties or other payments paid or payable under this Agreement. Such auditor or other person shall be instructed to report to ULRF only information related to determining the amount of royalties or other payments due and payable. LICENSEE shall reimburse ULRF all unpaid royalties, plus interest as set forth in Section 5.8, within thirty (30) days after receiving a written audit report. ULRF shall pay the cost of the audit unless the results of the audit reveal an under-reporting or an underpayment of royalties due ULRF of five percent (5%) or more, in which case LICENSEE shall pay the audit costs.

     5.8 Interest. The royalty and other payments set forth in this Agreement shall, if overdue, bear interest until payment at the monthly rate of [(P+2)/12] %, where P is the prime rate quoted in the Wall Street Journal on the day such royalty becomes due. The payment of such interest shall not foreclose ULRF from exercising any other rights it may have as a consequence of the lateness of any payment.

     5.9 Payment Procedures. All payments due from LICENSEE to ULRF hereunder shall be in U.S. currency by check or money order payable to the "University of Louisville Research Foundation, Inc." With respect to sales in countries outside the United States, royalties shall be payable in US dollars at the rate of exchange published in the Wall Street Journal on the close of business on the last banking day of each Royalty Period in which the royalty accrues. Royalties shall be paid to the ULRF free and clear of all foreign taxes. Such payments shall reference the UofL tax identification number #61-1029626 and shall be remitted to the address for ULRF specified in Section 13.1 of this Agreement.

     5.10 Non-U.S. Taxes. LICENSEE will pay all non-U.S. taxes related to royalty payments. These payments are not deductible from any payments due to ULRF.

                                    ARTICLE 6

                               PATENT PROSECUTION
                               ------------------

     6.1 Prosecution and Maintenance of Licensed Patents and Payment of Patent Costs. Upon execution of this Agreement, LICENSEE will assume responsibility of taking the lead on patent drafting and prosecution activities for the Licensed Patents as described below in this Article 6. Provided that LICENSEE timely makes all of its payments under this ARTICLE, subject in each case to notice and forty-five days to cure any nontimely payment as provided in Section 12.1, the following shall apply:

         6.1.1 Reimbursement of Prior Patent Expenses. Upon execution of this Agreement, LICENSEE shall reimburse ULRF in the amount of * for all expenses related to patent filing and prosecution incurred prior to the Effective Date.

         6.1.2 Future Patent Office Expenses. Future patent expenses shall be borne as follows:

                  6.1.2.1 LICENSEE will bear all costs, including ULRF's counsel fees (for reviewing and approving of filing and prosecution as described below) incurred in connection with such preparation, filing, prosecution and maintenance of Licensed Patents. Any necessary reimbursement by LICENSEE to ULRF for such costs shall occur within thirty (30) days after receipt of each invoice sent by ULRF to LICENSEE. ULRF shall use reasonable efforts to minimize reimbursable expenses by only utilizing external counsel on actions for which ULRF requires expert advice.

                  6.1.2.2 Prepayment of Future Patent Office Expenses. Upon the commencement of the Research Period, LICENSEE shall pay a non-refundable * , which shall be creditable against the first * of patent expenses incurred after the Effective Date of this Agreement.

         6.1.3 Counsel and Joint Representation. LICENSEE may choose counsel from ULRF's pre-approved list of counsel, or any other counsel subject to ULRF's final approval, such approval not to be unreasonably withheld. Counsel shall provide concurrently to both Parties copies of all drafts, prosecution documents and correspondence for pending U.S. and foreign patent applications.

         6.1.4 Patent Prosecution. LICENSEE shall formally direct patent prosecution and shall concurrently copy ULRF on all communication with counsel related to the Licensed Patents. LICENSEE will provide ULRF with ample opportunity to review and approve patent drafts and prosecution activities (either internally or with assistance from ULRF retained counsel, as appropriate), and shall incorporate any suggestions or changes made by ULRF.

         6.1.5 Timing for Notice of Non-Election. In the event that LICENSEE shall elect not to continue prosecution or pay for the maintenance of any Licensed Patents, or for the filing, prosecution and maintenance of patent applications and patents which issue thereunder in accordance with this Agreement, LICENSEE shall provide ULRF with written notice of non-election at least thirty (30) days before the date patent related actions or fees are due or such other period of time as may be reasonable under the circumstances, and shall turn over patent prosecution toULRF. In the event LICENSEE does not provide sufficient notice, LICENSEE shall be responsible for reasonable expenses incurred by ULRF as related to the above-mentioned actions or fees that are due less than thirty
                  (30) days from the date LICENSEE's notice of non-election is provided.

         6.1.6 Recovery of Patents. In the event that LICENSEE shall elect not to pay for the maintenance of any Licensed Patent, or for the filing, prosecution and maintenance of patent applications and patents which issue thereunder, then such Patent(s) and patent applications shall cease to be considered Licensed Technology and shall no longer be subject to the exclusive license provisions of Article 2. LICENSEE shall cease utilizing technology covered by such recovered patents and ULRF shall be free to seek out a new licensee for the same recovered patents in any field, including the Field of Use. Non-payment of any material portion of patent expenses with respect to the maintenance of any Licensed Patent, or for the filing, prosecution and maintenance of patent applications and patents which issue thereunder, shall be deemed by ULRF as an election by LICENSEE to terminate its reimbursement obligations regarding such patent or application and its license rights thereto. LICENSEE shall cooperate with ULRF as reasonably requested to facilitate ULRF's filing, prosecution and maintenance of recovered patents.

     6.2 Patent Term Extensions. If requested by LICENSEE, ULRF shall cooperate with LICENSEE to apply for an extension of the term of any patent in the Licensed Patents if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 and/or European, Japanese and other foreign counterparts of this law. ULRF shall assist LICENSEE, if so requested, in preparing all documents for such application, and ULRF shall execute such documents and take any other additional action as LICENSEE reasonably requests in connection therewith. LICENSEE shall pay expenses incurred by the foregoing.



                                   ARTICLE 7

        EXCLUSIONS AND NEGATIONS OF WARRANTIES; LIMITATION OF LIABILITY;
        ----------------------------------------------------------------
                                REPRESENTATIONS
                                ---------------

         7.1 Negation of Warranties. ULRF provides LICENSEE the rights granted in this Agreement AS IS and WITH ALL FAULTS. ULRF makes no representations other than as set forth herein and extends no warranties of any kind, either express or implied. Among other things, ULRF disclaims any express or implied warranty:

                  7.1.1 of merchantability, of fitness for a particular purpose;

                  7.1.2    of non-infringement; or

                  7.1.3    arising out of any course of dealing.



     7.2 No Representation of Licensed Patent. LICENSEE also acknowledges that ULRF does not represent or warrant:

                  7.2.1    the validity or scope of any Licensed Patent; or

                  7.2.2 that the exploitation of Licensed Patent will be successful.

         7.3      Representations of ULRF and LICENSEE.

                  7.3.1 Representations of the Parties: The Parties represent to the best of their knowledge that:

                           (a) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all appropriate corporate action of such party; and

                           (b)      this Agreement is a legal and valid
                                    obligation binding upon such Party and
                                    enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by the Parties does not conflict with any agreement, instrument or understanding to which such Party is a party or by which it is bound.

                  7.3.2 Additional Representations of ULRF. ULRF represents to the best of its knowledge that:

                           (a) ULRF is the sole owner of the entire right, title and interest in and to the Licensed Patents and Licensed Technology;

                           (b) ULRF has the full right and legal capacity to grant the rights granted to LICENSEE hereunder without violating the rights of any third party and there are no rights in the Licensed Technology or Licensed Patents held by any governmental authority; and

                           (c) to the best of ULRF's knowledge, Licensed Patents have been properly filed and prosecuted.

         7.4 No Warranties to Third Parties. LICENSEE shall not make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever to or with regard to any person or entity that are inconsistent with any disclaimer or limitation included in this Article 7.

         7.5 Limitation of Liability. THE ENTIRE RISK AS TO PERFORMANCE OF LICENSED PRODUCTS IS ASSUMED BY LICENSEE. IN NO EVENT SHALL ULRF, INCLUDING ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS AND AGENTS, BE RESPONSIBLE OR LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL OR OTHER DAMAGES WHATSOEVER, OR LOST PROFITS OR OTHER ECONOMIC LOSS OR DAMAGE WITH RESPECT TO LICENSED PRODUCTS, WHETHER GROUNDED IN TORT (INCLUDING NEGLIGENCE AND PRODUCT LIABILITY), STRICT LIABILITY, CONTRACT OR OTHERWISE. THE ABOVE LIMITATIONS ON LIABILITY APPLY EVEN THOUGH ULRF, ITS TRUSTEES, FELLOWS, OFFICERS, EMPLOYEES, STUDENTS OR AGENTS, MAY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

                                   ARTICLE 8

                              INDEMNITY & INSURANCE
                              ---------------------

     8.1 Indemnity.

         8.1.1 LICENSEE shall indemnify, hold harmless, and defend ULRF and its trustees, fellows, officers, employees, students, and agents, from and against any and all claims, suits, losses, damage, costs, fees, and expenses (including attorneys' fees) resulting from or arising out of the exercise of the licenses granted hereunder, or any sublicense thereof, by LICENSEE or its Affiliates or sublicensees except to the extent such losses arise from ULRF's gross negligence or willful misconduct. This indemnification shall include, but not be limited to, any product liability.

         8.1.2 To the extent allowed by applicable Kentucky law (Kentucky Revised Statutes 44.070 et seq.), ULRF will defend, indemnify and hold harmless LICENSEE, its officers, directors employees, agents and assigns from and against any and all claims, suits, losses, damage, costs, fees and expenses (including attorneys' fees) which may result from any error or omission arising out of ULRF's performance under this Agreement.

     8.2 Insurance. During the Term and for one year thereafter, LICENSEE shall obtain and maintain at all times and shall require its Affiliates and sublicensees, and any subcontractors of any of the foregoing, to obtain and maintain (i) insurance for all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement; and (ii) comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers to cover their respective activities. Such insurance shall provide minimum limits of liability of $5,000,000 (which the Parties believe to currently be an appropriate level of coverage for the activities contemplated by this Agreement and which shall be reviewed from time to time by Licensee to assess its continued appropriateness and increase such levels should it consider it to be warranted) and shall include ULRF, its trustees, fellows, officers, employees, students, and agents as additional insureds. Such insurance shall be written to cover claims incurred, discovered, manifested, or made at any time during or after the expiration or termination of this Agreement. At ULRF's request, LICENSEE shall furnish a certificate of insurance evidencing primary coverage, indicating that ULRF has been endorsed as an additional insured under coverage referred to above, and requiring thirty
(30) days prior written notice to ULRF of cancellation or material change. All such insurance of LICENSEE shall be primary coverage; the insurance of ULRF shall be deemed to be excess and noncontributory. ULRF shall notify LICENSEE in writing of any claim brought against ULRF in respect to which ULRF intends to invoke the provisions of this Section. LICENSEE shall keep ULRF informed in writing and on a current basis of LICENSEE's defense(s) of any known claim under this Section.



                                   ARTICLE 9

                      MARKING; USE OF NAMES AND TRADEMARKS
                      ------------------------------------

     9.1 Marking. Prior to the issuance of a Licensed Patent, LICENSEE shall mark Licensed Products (or their containers or labels if the Licensed Products are not capable of being marked) made, sold, or otherwise disposed of by LICENSEE under the license granted in this Agreement with the words "Patent Pending" if a patent application is pending. Following the issuance of Licensed Patent(s), LICENSEE shall mark Licensed Products (or their containers or labels if the Licensed Products are not capable of being marked) with the serial numbers of the Licensed Patents. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and best practices of the country of manufacture or sale.

     9.2 Use of Names and Trademarks. Neither Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably withheld), identify the other Party in any advertising or other promotional materials to be disseminated to the public or use the name of any faculty member (with the exception of any ULRF Inventors who are employed by, partners in, or consultants of the LICENSEE), employee, or student of ULRF or UofL, or any trademark, service mark, trade name, or symbol owned by or associated with the other Party ULRF or UofL. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable law or the requirements of a national securities exchange or another similar regulatory body.

     9.3 Notwithstanding the foregoing, either Party may state that LICENSEE is licensed by ULRF under one or more of the patents or applications comprising the Licensed Patents.



                                   ARTICLE 10

                                  INFRINGEMENT
                                  ------------

     10.1 Infringement.

         10.1.1 LICENSEE shall promptly notify ULRF of any suspected infringement of any Licensed Patent by a third party and furnish ULRF with any available evidence thereof.

         10.1.2 ULRF shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Licensed Patents, and, in furtherance of such right, LICENSEE hereby agrees that ULRF may include LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. ULRF shall notify LICENSEE in writing in the event that ULRF decides to initiate suit. The total cost of any such infringement action commenced or defended solely by ULRF shall be borne by ULRF and from any recovery or damages for past infringement derived therefrom, ULRF shall be reimbursed its out-of-pocket costs and attorney fees, then ULRF shall receive any sums of money that would have been paid to ULRF if said infringement had not occurred, then LICENSEE shall be reimbursed for any awards characterized as lost profits to LICENSEE if said infringement had not occurred, and then any remaining balance shall be retained by ULRF. In the event that a non-cash cross license is awarded or a non-cash settlement is reached, both Parties agree to negotiate appropriate compensation in good faith.

         10.1.3 If, four (4) months after having been notified of any alleged infringement, ULRF is unsuccessful in persuading the alleged infringer to desist and ULRF has not brought suit against the alleged infringer, or if ULRF has notified LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Licensed Patent. If LICENSEE chooses to prosecute such a suit, LICENSEE shall notify ULRF in writing within forty-five (45) days after the date ULRF notifies LICENSEE of ULRF's intention not to bring suit. LICENSEE may, for such purposes, withhold up to thirty percent (30%) of royalties otherwise payable to ULRF to offset up to thirty percent (30%) of its infringement litigation expenses. LICENSEE may use the name of ULRF as party plaintiff; provided, however, that such right to bring such an infringement action shall remain in effect only for so long as the license granted herein remains in effect. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of ULRF, which consent shall not be unreasonably withheld. LICENSEE shall indemnify ULRF against any order for costs that may be made against ULRF in such proceedings. Any recovery of damages for past infringement delivered therefrom shall first reimburse LICENSEE for any of its out-of-pocket costs and attorney fees, then reimburse ULRF for the thirty percent (30%) of royalties that LICENSEE withheld from ULRF, then reimburse LICENSEE for its lost profits, then reimburse ULRF for any sums of money that would have been paid to ULRF if said infringement had not occurred, and then any balance shall be equally divided between the Parties.

         10.1.4 Both Parties shall use reasonable efforts and cooperation to terminate infringement without litigation.


                                   ARTICLE 11

                         CONFIDENTIALITY AND PUBLICATION
                         -------------------------------

     11.1 Confidentiality. Each Party agrees to keep confidential any Confidential Information disclosed by the other Party hereunder using methods at least as stringent as such Party uses to protect its own confidential information, and understands that this Section shall survive any termination of this Agreement. "Confidential Information" means confidential or proprietary information of a Party that shall be designated confidential at the time of disclosure by the disclosing Party either orally or in writing. If designated confidential orally, the disclosing Party shall within thirty (30) days of the date of disclosure confirm in writing the confidential nature of such information. In the case of LICENSEE, Confidential Information shall include LICENSEE's Development Plan and Development Reports, Licensed Products and all information concerning them. The receiving Party shall use reasonable efforts to ensure said Confidential Information is kept confidential and shall promptly return or destroy all originals and copies of Confidential Information at the written request of the disclosing Party. Except as otherwise provided herein, for a period of five (5) years following the date of such disclosure, the receiving Party will not disclose the Confidential Information without the consent of the disclosing Party and shall use such Confidential Information only for the purposes of this Agreement. Not withstanding the foregoing and except as may be authorized in advance in writing by the disclosing Party, the receiving Party may transfer the disclosing Party's Confidential Information to those of receiving Party's employees, students, officers, directors and agents as may be reasonably necessary to carry out the performance of this Agreement. Each Party agrees not to use any Confidential Information other than as provided hereunder. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

         11.1.1 the receiving Party can show by written records that it possessed the information prior to its receipt from the other Party;

         11.1.2 the information was already in the public domain or became so through no fault of the receiving Party;

         11.1.3 the information is subsequently disclosed to the receiving Party by a third Party that has the right to disclose it free of any obligations of confidentiality;

         11.1.4 the information is required to be disclosed by law or court order; or

         11.1.5 five (5) years have elapsed from the expiration of this Agreement.

Notwithstanding the foregoing, each Party shall have the right to disclose the Confidential Information of the other Party to any actual or prospective investors, acquirers, lenders and other potential financing sources who are obligated to keep such information confidential.



                                   ARTICLE 12

                                   TERMINATION
                                   -----------

         12.1.1   Termination.

                  12.1.1.1 Either Party may terminate this Agreement immediately upon notice to the other if the other Party is in material breach of any provision of this Agreement, including, but not limited to, failure to perform in any material respect the due diligence obligations specified in Article 3, failure to make any material payments under any section of Articles 5 and 6, failure to maintain levels of insurance specified herein, and failures to maintain confidentiality and representations and warranties and such breach is not cured by such breaching Party within thirty (30) days after written notice thereof by the non-breaching Party.

                  12.1.1.2 Either Party may terminate this Agreement immediately upon written notice to the other Party in the event the other Party (i) files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty
                           (60) days of the filing thereof; (ii) makes an assignment for the benefit of its creditors or an offer of settlement, extension, or composition to its unsecured creditors generally; or (iii) appoints or suffers an appointment of a trustee, conservator, receiver, or similar fiduciary for substantially all of the assets of such Party.

                  12.1.1.3 LICENSEE may terminate this Agreement for any reason within sixty (60) days after written notice thereof by LICENSEE.

     12.2 Consequences of Termination. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination. ULRF shall negotiate such license in good faith under reasonable terms and conditions. Upon termination, LICENSEE shall remain obligated to provide, in the form specified in Article 5 of this Agreement, an accounting for and pay royalties earned up to the date of termination. Any such payments or reports due to ULRF shall be sent to ULRF within thirty (30) days of termination. In the event of such termination, ULRF shall have no obligation to refund any license or royalty fees or other amounts paid by LICENSEE to ULRF under this Agreement or any other agreement between the Parties. Additionally, in the event of termination by ULRF for any reason provided herein or by LICENSEE pursuant to
Section 12.1.1.3, LICENSEE may for one (1) year following the date of termination, sell inventoried Licensed Products, provided that LICENSEE shall pay to ULRF the royalties thereon as required by Article 5 of this Agreement and shall submit the related reports as required by Article 5 of this Agreement.

     12.3 Survival upon termination. The following provisions shall survive any termination or expiration of this Agreement: Articles 1, 7, 8, 11, and 13 and Sections 5.6, 5.7, 5.8, 5.9, 5.10, 12.2 and 12.3.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS
                            ------------------------

     13.1 Notices. All notices required or permitted to be given under this Agreement shall be effective when given in writing, with reference to this Agreement and when (a) delivered personally; (b) sent by confirmed facsimile;
(c) five (5) days after having been sent by United States mail, registered or certified, return receipt requested, postage prepaid; or (d) two (2) days after deposit with a commercial overnight carrier, with written verification of receipt. All communications shall be sent to the applicable Party's address set forth below or to such other address as may be designated by written notice.

                  To ULRF:          If by Regular Postal Service:
                                    University of Louisville
                                    Office of Technology Transfer
                                    Attn.:  Director
                                    201 E. Jefferson Street
                                    Louisville, KY  40202
                                    Phone   (502) 852-2965
                                    Fax     (502) 852 2410

                  To LICENSEE:
                                    Stem Cell Technologies, Inc.
                                    2109 E. Palm Avenue
                                    Tampa, FL  33605
                                    Attention: Jennifer Willis, President

     13.2 Assignment. While this Agreement is freely assignable by ULRF, this Agreement is personal to LICENSEE and may not be assigned or delegated accept as further described below, in whole or in part, by LICENSEE without the prior written consent of ULRF, which shall not be unreasonably withheld. A Change in Control shall not be considered an assignment for purposes of this Section 13.2 unless such Change in Control causes LICENSEE or its Affiliates to engage in any morally objectionable activities including: activities designed to defame, embarrass, harm, abuse, threaten, slander or harass third parties; activities prohibited by the laws of the United States and/or foreign territories in which LICENSEE conducts business; activities designed to encourage unlawful behavior by others, such as hate crimes, terrorism and child pornography; activities that are tortuous, vulgar, obscene, invasive of the privacy of a third party, racially, ethnically, or otherwise objectionable; activities designed to harm minors in any way Any attempted assignment in violation of this Section 13.2 shall be void and of no effect. It is understood that upon execution of this Agreement, LICENSEE shall be acquired by NeoStem, Inc. and all rights and responsibilities provided for in this Agreement shall be binding upon and inure to the benefit of NeoStem, Inc.

     13.3 Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the matter contained herein. The Parties may, from time to time during the continuance of this Agreement, modify, vary or alter any of the provisions of this Agreement, but only by an instrument duly executed by authorized officials of both Parties hereto and only if such instrument specifically states that it is an amendment to this Agreement.

     13.4 Invalidity. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remaining provisions shall not in any way be affected or impaired thereby. In the event that such curtailment, limitation or deletion is not allowed by relevant law or if such curtailment, limitation or deletion changes any essential basis of the bargain set forth in this Agreement, the Parties agree to substitute a new provision as similar in effect to the deleted provision as may be allowed by relevant law.

     13.5 Force Majeure. Neither Party hereto shall be deemed to be in default of any provision of this Agreement, or for any failure in performance, resulting from acts or events beyond the reasonable control of such Party, such as Acts of God, acts of civil or military authority, including denial or cancellation of any export or other necessary license, civil disturbance, war, strikes, fires, power failures, natural catastrophes or other "force majeure" events.

     13.6 Waiver. No waiver by either Party of any breach of this Agreement, no matter how long continuing or how often repeated, shall be deemed a waiver of any subsequent breach thereof, nor shall any delay or omission on the part of either Party to exercise any right, power, or privilege hereunder be deemed a waiver of such right, power or privilege. All waivers must be in writing and signed by the Party to be charged with such waiver.

     13.7 No Agency. The relationship between the Parties is that of independent contractors. Neither Party shall be deemed to be an agent of the other in connection with the exercise of any rights hereunder, and neither shall have any right or authority to assume or create any obligation or responsibility on behalf of the other.

     13.8 Jurisdiction and Forum. The state and federal courts located in the Commonwealth of Kentucky shall have exclusive jurisdiction over any claim or dispute concerning or arising out of this Agreement and shall apply the laws of the Commonwealth of Kentucky (excluding its body of law controlling conflicts of law) in construing and interpreting this Agreement. The Parties hereby irrevocably consent to the exclusive jurisdiction of such courts and irrevocably waive any claim of inconvenient forum; provided that, notwithstanding the foregoing, either Party shall have the right to seek injunctive relief and the enforcement of judgments in any court of competent jurisdiction, no matter where located.

     13.9 Laws and Regulations of the United States and Export. This Agreement shall be subject to all United States laws and regulations now or hereafter applicable to the subject matter of this Agreement. Each Party shall comply with all provisions of any applicable laws, regulations, rules and orders relating to the license herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of Licensed Products, or otherwise applicable to such Party's activities hereunder. LICENSEE hereby gives written assurance that it will comply with, and will make reasonable commercial efforts to cause its sublicensees to comply with, all United States export control laws and regulations.

     13.10 Dispute Resolution. In the event the Parties cannot resolve a dispute, which arises under this Agreement, the Parties agree to submit the dispute to non-binding mediation. Either Party may request mediation by sending a written notice to the other Party, and the mediation shall be held in a mutually agreeable place in Louisville, Kentucky, at a mutually agreeable time, within thirty (30) days of the date of request for mediation. The Parties shall select a mediator who is acceptable to both of them, and if they cannot agree on a mediator, then each shall select their own mediator, and the two mediators shall serve in tandem to mediate the dispute. If as a result of the mediation the Parties do not resolve their dispute, then either Party shall have the right to pursue any other legal or equitable remedies it may have. Should dispute resolution be unsuccessful, the Parties agree that no written or oral representation made during the course of the settlement shall constitute a party admission.

         THEREFORE, the Parties have executed this Agreement in duplicate originals by their duly authorized officers or representatives.

UNIVERSITY OF LOUISVILLE                        Stem Cell Technologies Inc.
RESEARCH FOUNDATION, INC.

/s/ Manuel Martinez-Maldonado                   /s/ Jennifer Willis
Manuel Martinez-Maldonado, EVPR                 Jennifer Willis, President

Date November 12, 2007                          Date November 12, 2007
     -----------------                               -----------------




Attachments:
         Exhibit A:        Licensed Patents
         Exhibit B:        Licensed Technology
         Exhibit C:        Material Transfer Agreement
         Exhibit D:        Development Plan
         Exhibit E:        Development Report
         Exhibit F:        ULRF Royalty Report